UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2007

SKYE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27549	88-0362112
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identifica-tion No.)

7650 E. Evans Rd., Suite C Scottsdale Arizona 85260
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (480) 993-2300

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) Election of a New Director.

On January 30, 2007, the Board of Directors of the Registrant filled two vacancies on the Board with the election of Mr. Perry Logan and Mr. Ted Marek. Both Mr. Logan and Mr. Marek will serve as directors until the next Annual General Meeting of the Registrant’s shareholders.

Mr. Logan and Mr. Marek were also appointed to serve as independent Directors on the Registrant’s Audit Committee and will serve in such capacity until the next Annual General Meeting of the Registrant’s shareholders.

Perry Logan, 78, of Las Vegas, Nevada, is one of the original investors in Skye and is, at present, one of the Company’s largest investors. His business career centered predominantly in the automotive industry as an owner of several major dealerships in the greater Phoenix area and interests in dealerships in other regions. He is a substantial investor in several high technology ventures, in addition to Skye, and is well informed about the research and development programs of Skye and the new FORTIS product line it hopes to market this year. His vast business experience is considered a tremendous addition to Skye’s already experienced Board of Directors.

Ted Marek, 65, is the Principal and Designated Broker of Ted Marek Real Estate Co., Inc. He is an active investor in Skye and other emerging companies. Ted has been active in the Phoenix market for over 30 years, all along building his reputation as a very knowledgeable and successful commercial real estate broker. He maintained this same stellar reputation in Chicago for over 10 years prior to moving to the Valley. To date most of the company's client base has been grown and generated from referrals. In addition to his vast experience and knowledge of land area sales, he is recognized nationally by many professionals in the automotive real estate industry as someone who really understands this unique market. He has been very instrumental in the movement and placement of automotive dealerships, site selection, sales and acquisition in the Phoenix Metro area. In 1975 Ted was employed by Del Webb Realty & Management Corp in Phoenix as a real estate broker and in 1983 he resigned from the position of Vice President and Designated Broker. Prior to his affiliation with Del Webb, Ted was active in the automotive industry in both the Phoenix and Chicago markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYE INTERNATIONAL, INC.

Date: February 1, 2007	By:
Gregg C. Johnson
Title: Secretary